Exhibit 10.11

Consulting and Services Agreement

This agreement (the “Agreement”) is entered into as of this 16 day of February 2016 (the "Effective Date") between Therapix Biosciences Ltd. with principal offices at 5 Azrieli Center, 27th floor, Tel-Aviv 67025, Israel and its subsidiaries (the "Company") and Dr. Ascher Shmulewitz, of __________ (“Dr. Shmulewitz”).

Whereas	the Company is a public company whose securities are traded on the Tel-Aviv Stock Exchange; and

Whereas	the Company wishes to retain services from Dr. Shmulewitz and Dr. Shmulewitz wishes to render such services to the Company, as further set forth herein; and

Whereas	Dr. Shmulewitz represents that it has the required knowledge, ability, talent and experience to provide services to the Company, all as detailed and pursuant to the terms set forth herein.

Now, therefore, the parties have agreed as follows:

1.	Services

1.1	Commencing as of 3/24/2014 (the “Effective Date”), Dr. Shmulewitz shall be engaged with the Company as a Chairman of the Board of Directors (the “Position” and "the Board", respectively) and shall perform such duties and activities as are customarily performed by a Chairman of the Board of Directors of a company (the "Services").

1.2	Dr. Shmulewitz shall report directly to the Company's Board.

1.3	The scope of the Services shall be determined by the Company's Board from time to time, according to the Company’s needs.

1.4	Dr. Shmulewitz shall immediately notify the Company's Board regarding any matter it has and/or may have a personal interest in which may affect the rendering of the Services.

1.5	Dr. Shmulewitz shall perform the Services diligently and promptly for the sole benefit of the Company. Dr. Shmulewitz shall competently perform all assigned duties, carry out the policies, directives and decisions of the Board, as required, not withhold information from the Company and refrain from any conduct which is illegal, dishonest, fraudulent or detrimental to the Company's business.

1.6	Dr. Shmulewitz shall devote his attention, know-how, energy, talent, experience and best efforts to the performance of the Services under this Agreement and the business and affairs of the Company. Dr. Shmulewitz shall be engaged in the Position on a part-time basis, such that Dr. Shmulewitz shall devote 60% (sixty percent) of his working time to the business and affairs of the Company and the performance of his duties and obligations hereunder.

2.	Representations and Warranties

2.1	Dr. Shmulewitz hereby represents, warrants and covenants to the Company, and acknowledges that the Company is entering into this Agreement in reliance thereon, as follows:

2.2	Dr. Shmulewitz has the necessary skills, knowledge and experience to fulfill Dr. Shmulewitz's obligations hereunder, shall do so diligently, professionally and conscientiously and shall use his best efforts in the performance thereof.

2.3	The execution and delivery of this Agreement and the fulfillment of the terms hereof will constitute the valid, binding and enforceable obligations of Dr. Shmulewitz and will not violate, conflict with or constitute a default under or breach of any agreement and/or undertaking and/or instrument, judgment, order, writ or decree to which Dr. Shmulewitz is a party or by which he is bound, or any provision of law, rule or regulation applicable to Dr. Shmulewitz, including without limitation, any confidentiality or non competition agreement, and do not require the consent of any person or entity. In the performance of Dr. Shmulewitz's obligations hereunder, Dr. Shmulewitz will not make use of (i) any confidential or proprietary information belonging to any third party, or (ii) any information which Dr. Shmulewitz is restricted from disclosing or using due to contractual undertakings or by law. Dr. Shmulewitz hereby represents and warrants that he has obtained all approvals necessary by third parties with respect to his the execution, delivery and performance of this Agreement.

2.4	In the performance of Dr. Shmulewitz's duties hereunder, Dr. Shmulewitz shall comply with all applicable laws and regulations, including, inter alia, the Company Internal Compliance Plan (as defined below).

2.5	Dr. Shmulewitz's will refrain from engaging in any business or other activity which may be of conflict of interest with Dr. Shmulewitz's duties and obligations hereunder, and shall promptly notify the Company of any such matter or activity.

3.	Term

3.1	This Agreement shall commence on the date hereof and shall remain in full force and effect (the “Term”) unless terminated, for any reason, with a ninety (90) days prior written notice (the "Notice Period") by one party to the other.

3.2	During the Notice Period Dr. Shmulewitz shall continue providing the Services and be entitled to the Monthly Fee (as defined below). Nevertheless, the Company may, under its sole discretion, waive retaining the Services during the Notice Period, in whole or in part, subject to paying Dr. Shmulewitz the Monthly Fee, had it continued providing the Services until the end of the Notice Period.

3.3	Notwithstanding anything to the contrary herein, the Company may terminate this Agreement at any time, and without derogating from any other remedy to which the Company may be entitled, for Cause (as hereinafter defined), by providing Dr. Shmulewitz written notice thereof. In such event, this Agreement shall be deemed effectively terminated as of the date of delivery of such notice.

The term “Cause” shall mean, but shall not be limited to: (i) a breach by Dr. Shmulewitz of any of the material terms or conditions of this Agreement, including but not limited to Sections 6 and 7 below; or (ii) Dr. Shmulewitz's willful misconduct, or action of personal dishonesty, bad faith or breach of trust towards the Company or any of its subsidiaries and/or affiliates; or (iii) the commission by Dr. Shmulewitz of a criminal offense, or fraud against the Company and/or any of its subsidiaries and/or affiliates; or (iv) a violation by Dr. Shmulewitz of its fiduciary duties towards the Company.

3.4	Upon any the termination of this Agreement and subject to paying the applicable Monthly Fee and final account to Dr. Shmulewitz, Dr. Shmulewitz shall immediately provide the Company all written, electronic and other records of Company in its possession, in a form reasonably requested by Company. During the Notice Period, Dr. Shmulewitz shall provide all necessary consultations, hand-off and instructions services to any replacement of Dr. Shmulewitz hired by Company.

4.	Consideration

4.1	As full and complete consideration for the Services, the Company shall pay to Dr. Shmulewitz monthly fees for the Services in an amount of NIS 50,000 plus VAT for each month (the “Monthly Fee”).

4.2	The Monthly Fee will be paid at within 10 days of the end of each calendar month as a wire transfer, against a proper tax invoice of Dr. Shmulewitz.

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4.3	Company shall reimburse Dr. Shmulewitz for all out-off pocket expenses reasonably required in the performance of the Services by Dr. Shmulewitz under this Agreement and approved in advance by the Company. Reimbursement shall be made against delivery by Dr. Shmulewitz to the Company of tax receipts or other appropriate supporting documentation satisfactory to the Company.

4.4	Option.

4.5.1.	Subject to (i) the sole discretion and approval of the Company's Board of Directors (the "Board"), the shareholders of the Company and any applicable Company organs, law or regulation, to the extent applicable (ii) the Company's Compensation Policy then in effect, and (iii) the execution by Dr. Shmulewitz of a standard option agreement in a form approved by the Board under the Employee Share Option Plan (the "Plan"), Dr. Shmulewitz shall be granted with an option to purchase up to 250,000 Ordinary Shares of the Company, par value NIS 0.01, each under the Plan (the “Option”). The Option be subject to the provisions of the Plan and shall vest over a 3 year period, on a quarterly basis.

Subject to the obtainment of all regulatory and corporate approvals, the exercise price of the Option shall be in accordance with the provisions of Company's Compensation applicable to such determination of exercise price.

4.5.2.	The grant of the Option shall be subject to the obtainment by the Company of all (i) applicable corporate approvals, including, without limitation, approvals by the Board and the shareholders of the Company; and (ii) completion of appropriate filings with and obtainment of the required approvals of the Israeli Securities Authority and/or the Tel Aviv Stock Exchange (and the OTCQB, if required).

4.5.3.	In case a regulatory approval (if indeed shall be required) is not obtained, for reasons beyond the Company’s control, this shall not be considered to be a breach by the Company of this agreement, Dr. Shmulewitz shall not hold any demand, allegations or claims against the Company in connection with the Company's failure to obtain such regulatory approval.

4.5.4.	Nothing herein shall be construed as an obligation to grant any options to Dr. Shmulewitz.

4.5	Annual Bonus. At the end of each calendar year, the Company, at its sole discretion, may consider granting Dr. Shmulewitz a bonus, of up to six Monthly Fees, subject to the recognition of the Board of the successful achievement of Company measureable objectives as shall be set forth in the Company's annual work plan determined by the Board.

4.6	Dr. Shmulewitz shall be solely responsible and shall make all compulsory payments in connection with the Services provided hereunder. Said payments shall include, without limitation, income tax, National Insurance, severance, and any and all other payments to any governmental or other relevant authority in connection with the Services.

4.7	Dr. Shmulewitz shall be solely responsible for any tax and other payments required by law in connection with this Agreement and the payment or remittance of any portion of the Consulting Fee hereunder, provided, however, that the Company may withhold any amounts as required by applicable law from any payments or other forms of compensation hereunder or in connection with this Agreement.

4.8	Dr. Shmulewitz shall not be entitled to receive any other compensation or payment from the Company other than as expressly stated in this section 4.

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5.	Insurance; Indemnification and Exemption

5.1	The Company shall insure Dr. Shmulewitz under the Company's officers’ insurance policy, in accordance with its terms.

5.2	Subject to the obtainment of all corporate and regulatory approvals, to the extent required, Dr. Shmulewitz shall be entitled to exemption and indemnification in connection with the performance of the Services hereunder, in accordance with the Exemption and Indemnification Letters in the forms previously approved by the Board.

6.	Proprietary Rights

6.1	Dr. Shmulewitz agrees and declares that any and all products, improvements, derivations, materials, processes, techniques, know-how and/or proceeds and any and all inventions, ideas, discoveries, concepts, works of authorship, designs, data results or initiatives conceived, conducted, developed, reduced to practice, compiled, created, written, authored, made and/or produced by Dr. Shmulewitz, alone or jointly with others, pursuant to, in connection with, resulting or arising from this Agreement and/or the provision of the Services to the Company, or trade secrets of the Company, whether within the scope of the provision of the Services hereunder to the Company or otherwise and whether during the Term of this Agreement, prior thereto or thereafter, directly or indirectly related to the technology of the Company as currently conducted and/or proposed to be conducted solely in the field of immunomodulators including cannabinoids to treat chronic pain and inflammation (the "Inventions") and any and all right, title and interest in and to the Inventions, including without limitation, all patents, copyrights, trademarks, trade names, moral rights and other intellectual, industrial and/or proprietary rights and applications, extensions and renewals thereof (together with the Inventions, the "Proprietary Rights"), shall be the sole and exclusive property of the Company, its successors and assigns (for the purpose of this Section 6, collectively, the "Company"), and that Dr. Shmulewitz will not have any rights or title whatsoever thereto, including, although not an employee, any right to receive compensation pursuant to Section 134 of the Israeli Patent Law - 1967. All works authored by Dr. Shmulewitz pursuant to this Agreement, including, without limitation, the Inventions, shall be deemed "works made for hire".

6.2	If and to the extent the Company’s sole and exclusive ownership of the Proprietary Rights, in whole or in part, is not recognizable for any reason whatsoever, Dr. Shmulewitz hereby irrevocably transfers and assigns to the Company, solely and exclusively, all its/his rights, title and interest now and hereafter acquired in and to all Proprietary Rights (without any payments, liabilities or restrictions to any person or third party) in any and all media now known or hereafter devised, and all claims and causes of action of any kind with respect to any of the foregoing, throughout the world in perpetuity, and, when not otherwise assignable herein, agrees and undertakes to assign in the future to the Company all right, title and interest in and to any and all such Proprietary Rights (and all proprietary rights with respect thereto) and further undertakes to execute all necessary documentation and take all further action as may be required in order to perform such assignment, at the Company’s expense.

6.3	In the event that pursuant to any applicable law Dr. Shmulewitz retains any rights in and to the Proprietary Rights that cannot be assigned to the Company, Dr. Shmulewitz hereby unconditionally and irrevocably waives the enforcement of all such rights, and all claims and causes of action of any kind with respect to any of the foregoing and agrees, at the request and expense of the Company, to consent to and join in any action to enforce such rights and to procure a waiver of such rights from the holders of such rights, if any.

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6.4	In the event that Dr. Shmulewitz retains any rights in and to Proprietary Rights that cannot be assigned to the Company and cannot be waived, Dr. Shmulewitz hereby grants the Company an exclusive, perpetual, worldwide, royalty-free license to exploit, use, develop, perform, modify, change, reproduce, publish and distribute, with the right to sublicense and assign such rights, and all claims and causes of action of any kind with respect to any of the foregoing, in and to the Proprietary Rights, in any way the Company sees fit and for any purpose whatsoever. Without derogating from the above, Dr. Shmulewitz hereby forever waives and agrees never to assert any and all rights of paternity or integrity, any right to claim authorship of any Invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Invention, whether or not such would be prejudicial to his honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, even after termination of its/his work on behalf of the Company.

6.5	Without derogating from the above, any and all material (including, without limitation, software, designs, documentation, memoranda, notes, reports, manuals, patterns, programs, specifications, prototypes, formulas, drawings, records, data or other technical or proprietary information), and any copies or abstracts thereof, whether or not of a secret or confidential nature, furnished to Dr. Shmulewitz by the Company or conceived, conducted, developed, reduced to practice, compiled, created, written, authored, made and/or produced by Dr. Shmulewitz, alone or jointly with others, pursuant to, in connection with, resulting or arising from this Agreement and/or the provision of Services to the Company, or trade secrets of the Company, whether within the scope of the consultancy with the Company or otherwise and whether during the Term of this Agreement, prior thereto or thereafter, directly or indirectly related to the business of the Company as currently conducted and/or proposed to be conducted, is and shall remain the sole and exclusive property of the Company. Such property while in Dr. Shmulewitz's custody or control, as applicable, shall be maintained in good condition at Dr. Shmulewitz's expense, as applicable.

6.6	Dr. Shmulewitz will promptly disclose to the Company fully and in writing (but otherwise keep in confidence) all Inventions. Dr. Shmulewitz hereby agrees and undertakes to provide the Company or any person designated by the Company all such information, to execute all necessary documentation and to take all further action as may be required to perfect the rights referred to herein, including, without limitation, any assignment of rights to the Company or the obtaining or enforcing any intellectual property rights, if applicable, in any and all countries, provided, that the Company will compensate Dr. Shmulewitz at a reasonable rate for time or expenses actually spent by him at the Company’s request on such assistance. Without derogating from any of Dr. Shmulewitz's obligations hereunder, Dr. Shmulewitz hereby appoints any officer of the Company as its duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority.

6.7	Dr. Shmulewitz's undertakings in this Section 6 shall remain in full force and effect after termination or expiration of this Agreement for any reason whatsoever or any renewal thereof.

7.	Confidentiality

7.1	Dr. Shmulewitz represents and warrants that it will keep the terms and conditions of this Agreement strictly confidential and will not disclose it or provide a copy of this Agreement or any part thereof to any third person unless and to the extent required by applicable law.

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7.2	Any and all information and data of a proprietary or confidential nature concerning the business or financial activities of the Company or its technology or products (whether current or future), whether in oral, written, graphic, machine-readable form, or in any other form, including, without limitation, proprietary, business, financial, technical, development, product, marketing, sales, price, operating, performance, cost, know-how and process information, trade secrets, patents, patent applications, copyrights, ideas and inventions (whether patentable or not), and all record bearing media containing or disclosing such information and techniques, disclosed to or otherwise acquired by Dr. Shmulewitz ant in connection with this Agreement and any and all Proprietary Rights (collectively, "Confidential Information") is and shall remain the sole and exclusive property of the Company.

7.3	At all times, both during the term of this Agreement and thereafter, Dr. Shmulewitz: (i) will keep the Confidential Information strictly confidential and will not disclose it, or any part thereof, provide any documentation with respect thereto, or any part thereof, directly or indirectly, to any third party, without the prior written consent of the Company or unless and to the extent required by applicable law; and (ii) will not use any Confidential Information or anything relating to it without the prior written consent of the Company, except and to the extent as may be necessary in the ordinary course of performing his duties and obligations hereunder and in the best interests of the Company. Notwithstanding the foregoing, Dr. Shmulewitz shall not be obligated to maintain the confidentiality of the Confidential Information which: (i) is or becomes a matter of public knowledge through no fault of Dr. Shmulewitz, or breach of this Agreement; (ii) is authorized, in writing, by the Company for release; (iii) was lawfully in Dr. Shmulewitz's possession before receipt from the Company, as evidenced by Dr. Shmulewitz, as the case may be, through written documentation; (iv) is lawfully received by Dr. Shmulewitz from a third party without a duty of confidentiality; or (v) reflects information and data generally known within the industries or trades in which the Company transacts business.

7.4	At all times, both during the term of this Agreement and thereafter Dr. Shmulewitz will keep in trust all Confidential Information. In the event of the termination of this Agreement for any reason, or upon the Company’s earlier request, Dr. Shmulewitz will promptly deliver to the Company all materials referred to herein and Dr. Shmulewitz shall not retain or take any materials, or any reproduction thereof containing or pertaining to Confidential Information.

7.5	Dr. Shmulewitz recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. At all times, both during the Term of this Agreement and after its termination, Dr. Shmulewitz undertakes to keep any and all such information in strict confidence and trust, and it will not use or disclose any of such information without the prior written consent of the Company, except as may be necessary to perform his duties hereunder and consistent with the Company’s agreement with such third party. Upon termination of this Agreement, Dr. Shmulewitz shall act with respect to such information as set forth in Section 3.4.

8.	Non Competition

8.1	Dr. Shmulewitz agrees and undertakes that he will not, during the Term of this Agreement and for a period of 6 months thereafter, compete or assist others to compete, whether directly or indirectly, with the business of the Company, as currently conducted and/or proposed to be conducted.

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8.2	Dr. Shmulewitz agrees and undertakes that during the Term of this Agreement and for a period of 6 months thereafter, he will neither solicit for employment or any other engagement nor employ or otherwise engage any person employed by the Company on the date of such termination or during the preceding 6 months, personally or in any business in which he is an officer or director, for any purpose or in any place, provided that the foregoing restriction shall not apply to employment or engagement of an employee: (i) following an employee’s affirmative response to a general recruitment effort carried out through a public solicitation or general solicitation, or (ii) upon an employee’s initiative.

8.3	If any one or more of the terms contained in Sections 8.1 and 8.2 shall, for any reason, be held to be excessively broad with regard to time, geographic scope or activity, such term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

9.	Compensation Policy

9.1	Dr. Shmulewitz declares and confirms, that he is familiar and aware that the Company has adopted a compensation policy pursuant to the provisions of the Companies Law 5759-1999 (the "Compensation Policy", and the "Law", respectively), and that the terms of this Agreement are subject to and shall be aligned with the provisions and guidelines of the Compensation Policy in force, and as shall be determined from time to time. Copy of the Compensation Policy is attached hereto as an integral part of this Agreement.

9.2	In the event that this Agreement and/or any of its provisions shall be proclaimed and/or considered by a competent authority not aligned with the Compensation Policy and not in accordance with the provision of the Law ("Contradicting Term"), then the Parties shall cooperate to adjust any Contradicting Term with the Compensation Policy or to be approved by the Company’s relevant organs, as per the Parties consent and in accordance with applicable law and regulations.

9.3	Without derogating from Dr. Shmulewitz's rights under this Agreement, in the event that the abovementioned adjustment is not possible or achievable under the circumstances, Dr. Shmulewitz shall not hold any demand, allegations or claims against the Company, in the event the Company cannot make the necessary adjustment for reasons beyond the Company’s control.

9.4	Without derogating from the provisions of the Compensation Policy, to the extent that any amount or fees paid to Dr. Shmulewitz hereunder shall be revealed, within three (3) years of the payment thereof, to have been paid based on erroneous calculations that have been restated in the Company's financial statements, Dr. Shmulewitz shall repay the Company amount paid in excess as aforesaid; all in accordance with the provisions of the Compensation Policy.

10.	Independent Contractor

10.1	The parties agree that Dr. Shmulewitz shall act as an independent contractor in the performance of the Services and that nothing contained herein shall create or be construed to create an employer-employee relationship between the parties and Dr. Shmulewitz shall not be entitled to any Company employment rights or benefits.

10.2	Without derogating from the above, in the event that, notwithstanding the parties’ representations and undertakings hereunder, Dr. Shmulewitz, or anyone on its behalf, shall claim, or a court of competent jurisdiction shall determine, the existence of employer-employee relationship between Dr. Shmulewitz and the Company, then the following provisions shall apply: (i) Dr. Shmulewitz's monthly salary for such claimed or determined period of employer-employee relationship shall be equal to 60% (sixty percent) of the sum of the Monthly Fee and expenses reimbursement due to Dr. Shmulewitz as consideration for the Services hereunder (for the purposes of this Section 10, the “Monthly Salary”); (ii) the Monthly Salary shall be deemed to constitute all of the Company’s liabilities and obligations towards Dr. Shmulewitz, of any source or origin, with respect to and in connection with said employer-employee relationship, except for such rights with respect to which global compensation may not be determined pursuant to applicable law, (iii) Dr. Shmulewitz will immediately pay the Company all amounts paid to it beyond the sums calculated as stated in paragraph (i) above, and (iv) Dr. Shmulewitz shall be liable to fully indemnify the Company for any damages, liabilities, or other costs and expenses incurred in connection with any such determination.

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10.3	The Company shall be entitled to set-off any amount due to it pursuant to this Section 10 from any amount due to Dr. Shmulewitz pursuant to this Agreement.

10.4	Dr. Shmulewitz hereby undertakes to indemnify, defend, hold harmless and reimburse the Company, its officers, agents, employees, representatives, successors and assigns against any claim, liability, loss and expense, including reasonable attorneys fees, arising from any suit, cause of action, demand or claim brought by any person or entity (including related costs and expenses) due to taxes, payment or withholding, wages, premiums, contributions social security payments, pension payments, employee benefits, health insurance and any other such payments resulting from any payment made by the Company to Dr. Shmulewitz under this Agreement, or otherwise in connection herewith.

11.	Securities Internal Compliance Plan; Insider Trading Policy

Dr. Shmulewitz declares and confirms, that he is familiar and aware that the Company has adopted a Securities Internal Compliance Plan (the "Internal Compliance Plan"), and are familiar with its terms, obligations and restrictions, and shall act in accordance with the provisions and guidelines of the Internal Compliance Plan in force, and as shall be determined from time to time.

12.	Miscellaneous

12.1	The provisions of Sections 4.5, 4.6, 6 through 8, 10 above and 13.2 below shall survive the termination of this Agreement for any reason whatsoever.

12.2	This Agreement shall be governed by the laws of the State of Israel and the competent courts in Tel-Aviv shall have exclusive jurisdiction in all matters pertaining or relating thereto.

12.3	This Agreement is for the services of Dr. Shmulewitz and none of the Services to be provided by Dr. Shmulewitz hereunder may be delegated, assigned or subcontracted to others without the prior written consent of the Company, in each case. Dr. Shmulewitz shall not be entitled to bind the Company for any purposes unless specifically authorized by the Company in writing in advance.

12.4	This Agreement constitutes the entire agreement between the parties and supersedes all previous agreements and understandings, hereto, whether oral or written, express or implied, with respect to the subject matter contained in this Agreement.

12.5	No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Dr. Shmulewitz and the Company. No delay or failure by either party hereto at any time to act with respect to any breach or default by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

12.6	All notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed received upon the earlier of: (i) if sent by facsimile or email, upon transmission and electronic or other confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic or other confirmation of receipt, (ii) five (5) days after the date of mailing if mailed by registered mail to the addresses set forth above; and (iii) if sent by messenger, upon delivery.

12.7	The execution, delivery and performance of this Agreement is subject to the obtainment of all applicable corporate and regulatory approvals, if and to the extent necessary.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

/s/ Elran Haber		/s/ Guy Goldin	/s/ Ascher Shmulewitz
Therapix Biosciences Ltd.			Dr. Shmulewitz

By:	Elran Haber	Guy Goldin	By:	Ascher Shmulewitz
Title:	CEO	CFO	Title:	Chairman

1st Addendum of Consulting and Services Agreement

This 1st addendum (this “Addendum”) is made and entered into on this 17 day of April, 2016, by and between Therapix Biosciences Ltd., a public company organized under the laws of the State of Israel, with principal offices at 5 Azrieli Center, 27th floor, Tel-Aviv 67025, Israel and its subsidiaries (the “Company”), Dr. Ascher Shmulewitz, of Yoav 20 Steet, Tel-Aviv 6908158, Israel (“Dr. Shmulewitz” or the “Consultant”), and Medgenesis Partners Ltd., a private company organized under the laws of the State of Israel, incorporation number 513054064, with principal offices at Yoav 20 Steet, Tel-Aviv 6908158, Israel (the “Management Co.”).

The Company, the Consultant, and the Management Co. may be referred to collectively as the “Parties” and each as a “Party”.

Whereas	the Company and the Consultant have entered into an Consulting and Services Agreement, dated February 16, 2016 (the “Agreement”), which is incorporated to this Addendum as an integral part thereof as Schedule A; and

Whereas	the Consultant wishes to assign the Agreement to the Management Co., and the Management Co. wishes and accepts such assumption of the Agreement, and to assume all rights and obligations under the Agreement as further set forth herein in this Addendum (the “Assignment”); and

Whereas	the Company agrees to the Assignment, subject to the terms and conditions as further set forth herein in this Addendum.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereby declare and agree as follows:

1.	Capitalized terms used and not otherwise defined herein shall bear the respective meanings ascribed to them in the Agreement.

2.	Preamble. The preamble of this Addendum constitutes an integral part thereof.

3.	Assignment. Consultant hereby assigns the Management Co. the Agreement, the rights and obligations contained in it, and the Management Co. hereby assumes all rights and obligations contained in it, and shall be considered in every respect the counterparty to the Agreement, as of February 16, 2016, except that The Consultant shall continue to render his services to the Company and the consulting services shall be provided solely by the Consultant, and by him alone personally.

4.	Warranty and Representation. The Management Co. hereby warrants and represents to have the necessary means, permits and/or approvals to execute this Addendum, and will have for the duration of the Agreement the ability to render Services and shall cause for the Services to be rendered by the Consultant; The Management Co. and the Consultant hereby warrant and represent that this Addendum is made at their own will and at their request, to have received all corporate approvals required in order to facilitate and execute this Addendum and the Assignment, which were properly approved them, and that Consultant is the sole controlling shareholder of the Management Co.

5.	The Agreement shall be adjusted mutate-mutandis. Immediately following the execution of this addendum, the provisions of the Agreement shall be adjusted in accordance with the necessary changes and amendments and be read in a manner to reflect said Assignment.

6.	Indemnification. It is hereby clarified that the Assignment is not intended to impose the Company with any and/or additional cost, expense or liability of any kind whatsoever (directly or indirectly), and is not intended to cause any damage or to harm the Company in any way or to diminish any right the Company holds for receiving the Services from the Consultant under the Agreement. Any such additional cost, expense, liability, damage, expenses or harm of any kind caused as a result of the Assignment shall be immediately indemnified, ratified, relieved and/or cured by the Consultant and/or the Management Co., severely and jointly, solely for the benefit of the Company, and the Company shall be immediately compensated and indemnified for any such costs and/or damage incurred by the Company as a result of the Assignment, including without derogating the generality of the foregoing, with respect to tax implications and/or labor and employment issues.

7.	The Agreement shall continue in full force and effect as originally constituted, subject to the changes and amendment required following the Assignment under this Addendum. Any contradiction in meaning and/or interpretation between the Agreement and this Addendum shall have the meaning and/or be interpreted in light of the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

/s/ Elran Haber		/s/ Guy Goldin	/s/ Dr. Ascher Shmulewitz
Therapix Biosciences Ltd.			Dr. Ascher Shmulewitz

By:	Elran Haber	Guy Goldin
Title:	CEO	CEO

/s/ Medgenesis Partners Ltd.
Medgenesis Partners Ltd.

By:
Title: